UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HEELYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2009

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The following supplement should be read in conjunction with the proxy statement (the “Proxy Statement”) of Heelys, Inc. (the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors for the 2009 Annual Meeting of Stockholders and for any adjournment or postponement thereof (the “Annual Meeting”).  The Annual Meeting is scheduled to be held on Friday, May 29, 2009, at 10:00am Central Daylight Saving Time, at the Crowne Plaza Hotel, 14315 Midway Road, Addison, Texas 75001.  On May 28, 2009, the Company filed a Current report on Form 8-K with the following disclosure:

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2009, Heelys, Inc. (the “Company”) received a letter from Roger R. Adams in which he resigned his position as a member of the board of directors of the Company (the “Board”) effective immediately and announced that he would not stand for reelection to the Board at the annual meeting of the Company’s stockholders scheduled for Friday, May 29, 2009 (the “Annual Meeting”).  A copy of Mr. Adams’ resignation letter is attached as Exhibit 99.1.

On May 27, 2009, the Company received a letter from Richard E. Middlekauff, Mr. Adams’ first cousin, in which he too resigned his position as a member of the Board effective immediately and announced he would not stand for reelection to the Board at the Annual Meeting.  A copy of Mr. Middlekauff’s resignation letter is attached as Exhibit 99.2.  Mr. Middlekauff was a member of the Company’s Audit Committee and Compensation Committee.

The Company believes that Messrs. Adams and Middlekauff resigned from the Board because they disagreed with certain of the Board’s activities and determinations within the last 12 months, most notably, the Board’s determination that it was in the best interest of the Company and its stockholders to terminate discussions relating to a potential sale of the Company and to instead focus on the Company’s continued growth and operation as an independent company.

The Board disagrees with the allegations made in the resignation letters. The Board believes that the allegations or disagreements with the Board expressed in the resignation letters are motivated primarily by the strong personal interest of Mr. Adams and Mr. Middlekauff to liquidate all or a significant portion of their respective shares of the Company, rather than their purported focus on the long-term best interests of the Company and its stockholders.

Contrary to the resignation letters, the Board strongly believes that it has fulfilled its fiduciary obligations to all Heelys’ stockholders, including Messrs. Adams and Middlekauff, who are also two of the Company’s principal stockholders.

The Board has discussed and considered various strategic alternatives for the Company, including a share repurchase program and potential sale of the Company, within the last 12 months.  The Board received and considered unsolicited indications of interest from Skechers USA Inc. and a small number of indications of interest, solicited through an investment banking firm engaged by the Board, during that time. Contrary to the statements or suggestions in the resignation letters, however, the Board did not receive any “offers” to acquire the Company.  All of the indications of interest were at best preliminary, subject to due diligence and other significant conditions or contingencies. With the sole exception of Messrs. Adams and Middlekauff, all of the Board members, including those who have no other relationship with Capital Southwest Venture Corporation or Capital Southwest Corporation, ultimately determined that the best interests of the Company and its stockholders would be for the Company not to pursue any of those indications of interest, but instead to maintain the Company’s independence, enhance the Company’s management team with consumer product expertise and focus on the Company’s core products and operations.

The Board believes that, in the exercise of due care and undivided loyalty to the Company and all of its stockholders, it is now appropriate to pursue the previously announced actions to execute its current business plan, with the intent to increase long-term value for the Company and all of its stockholders.

In light of the decisions of Messrs. Adams and Middlekauff not to stand for reelection at the Annual Meeting, and the conditions in the Company’s By-Laws regarding nominations of directors, the Annual Meeting will now include the election of only six directors.  Proxies already submitted for the Annual Meeting will remain effective subject to their terms, but any votes, by proxy or otherwise, in favor of the election of Mr. Adams or Mr. Middlekauff  at the Annual Meeting will be ineffective and disregarded. The two vacancies on the Board will be addressed by the Board after the Annual Meeting. The vacancies on the Audit Committee and the Compensation Committee resulting from Mr. Middlekauff’s decision will also be subsequently addressed by the Board.

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May 28, 2009